EXHIBIT 99.3

CMGI Completes Acquisition of Modus Media to Form ModusLink

New global supply chain management leader had 2003 pro forma combined revenues of over

$1 billion and has operations in 13 countries worldwide

WALTHAM, MA - August 2, 2004 - CMGI, Inc. (Nasdaq: CMGI) today announced that it has completed the acquisition of Modus Media, Inc. Following the acquisition, CMGI will combine the supply chain management businesses of SalesLink Corporation, a wholly-owned subsidiary of CMGI, with that of Modus Media, and the combined business will operate as ModusLink Corporation. SalesLink’s marketing distribution services (MDS) business will continue to service its clients under the SalesLink name.

Under the terms of the merger agreement announced March 24, 2004, CMGI issued approximately 68.6 million shares of CMGI common stock and assumed or substituted options to purchase approximately 12.6 million shares of CMGI common stock in exchange for all outstanding equity of Modus, and made a net cash payment of approximately $71 million to retire Modus’ debt. Upon completion of the merger, CMGI had pro forma combined net revenues of over $1 billion for the year ending July 31, 2003.

Both CMGI and ModusLink will be headquartered in Waltham, Massachusetts. ModusLink will employ 3,900 people worldwide and have 38 locations in 13 countries, including five sites in China.

“By combining the strengths of SalesLink with those of Modus, we have formed a highly competitive global supply chain management company,” said George McMillan, President and Chief Executive Officer of CMGI. “We believe that no other company in our sector today has ModusLink’s combined global footprint, breadth of service offerings and diversified customer base. I am confident that we have assembled the most experienced management team this industry has to offer. This new combined management team is dedicated to partnering with our clients to develop innovative supply chain management solutions that help their businesses operate more efficiently and grow productively.”

ModusLink provides an array of supply chain management services including demand planning, sourcing and procurement, manufacturing support, kitting and assembly, fulfillment, systems integration and development, and reverse logistics.

“CMGI is pursuing a strategic plan to expand our core businesses and build shareholder value,” said McMillan. “The acquisition of Modus has doubled our supply chain management business and put us at the forefront of this industry. CMGI has the resources to grow this business, to invest in new facilities and technologies and to launch novel services that meet evolving customer needs. This business also has excellent complementary customers and channels to SalesLink’s MDS business.”

About CMGI

CMGI, Inc. (Nasdaq: CMGI) provides technology and commerce solutions that help businesses market, sell and distribute their products and services. CMGI offers industry-leading global supply chain management and distribution and fulfillment services. For additional information, see www.cmgi.com

About ModusLink

ModusLink is a leading provider of global supply chain management solutions. The company provides global technology clients in the software, hardware, telecommunications and wireless markets with customized supply chain solutions that reduce risk and time to market and improve efficiency and productivity. ModusLink’s services include demand planning, sourcing and procurement, manufacturing support, kitting and assembly, fulfillment, full-cycle logistics, systems integration and development, customer support and optimization consulting. Headquartered in Waltham, Massachusetts, ModusLink maintains 38 facilities in 13 countries and employs 3,900 people worldwide. The company is a wholly owned subsidiary of CMGI, Inc. (Nasdaq: CMGI). For additional information, see www.moduslink.com.

About SalesLink

Founded in 1976, SalesLink Corporation provides clients a range of premium marketing distribution services including worldwide procurement and sourcing, inventory and warehouse management services, response fulfillment, and print-on-demand. The company allows its clients to focus more attention on their core capabilities, helping them to lower costs and improve revenue generation. SalesLink is a wholly owned subsidiary of CMGI, Inc. (Nasdaq: CMGI). For additional information, see www.saleslink.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expected benefits from the acquisition of Modus Media, Inc., anticipated customer demands for certain products, and the expected ability of CMGI to preserve and utilize its capital resources, and increase productivity, to grow its businesses. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans and strategies set forth herein, including plans to use resources to grow the ModusLink business are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to decrease its cash burn rate, improve its cash position, expand its operations and revenues and reach profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its subsidiaries’ products and services; the possibility that expected benefits of the Modus acquisition or the financial forecasts of CMGI following the Modus acquisition may not be achieved due to problems or unexpected costs that may arise in successfully integrating the Modus business with the SalesLink business or an inability to realize expected synergies or make expected future investments in the combined businesses; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers would significantly damage CMGI’s financial condition and results of operations; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us. The pro forma financial information contained in this press release is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the consolidated company after the acquisition of Modus, or of the financial position or results of operations of the consolidated company that would have actually occurred had the acquisition of Modus been effected as of August 1, 2002.

Contacts:

Investors-Financial:

Tom Oberdorf

617-886-4523

ir@cmgi.com

Media:

Nicole Cottrill

617-443-9933 x329

617-290-3864

ncottrill@rasky.com

Scott MacKenzie

617-443-9933 x327

smackenzie@rasky.com